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                                                                     EXHIBIT 5.1

June 22, 2001

Securities and Exchange Commission
Attention:  Division of Corporation Finance
450 Fifth Street N.W.
Washington, D.C. 20549

RE: 1997 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

Ladies and Gentlemen:

I am the Senior Vice President, Secretary and General Counsel of Nash Finch Company, a Delaware corporation (the "Company"). In that capacity, I represent the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8. The Registration Statement relates to the registration of 100,000 additional shares of the Company's common stock and common stock purchase rights attached thereto (collectively, the "Shares") to be issued under its 1997 Non-Employee Director Stock Compensation Plan (the "Plan").

In acting as counsel for the Company and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with my examination, I have assumed the genuiness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, it is my opinion that:

     1. The Company has the authority to issue the Shares in the manner and under the terms set forth in the Plan.

     2. The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I express no opinion with respect to laws other than those of the State of Delaware and the federal laws of the United States of America, and assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ Norman R. Soland

Norman R. Soland


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